AMENDMENT NO. 3 DATED AS OF OCTOBER 1, 2016 TO

FUND MANAGEMENT AGREEMENT DATED AS OF AUGUST 1, 2000

WHEREAS, AMG FUNDS II (formerly, MANAGERS TRUST II), a Massachusetts business trust having its principal place of business in Greenwich, Connecticut (the “Company”), and AMG FUNDS LLC (formerly, MANAGERS INVESTMENT GROUP LLC, which was formerly THE MANAGERS FUNDS LLC), a limited liability company organized under the laws of the State of Delaware and having its principal place of business in Greenwich, Connecticut (the “Manager”), entered into an Fund Management Agreement dated as of August 1, 2000 (as amended through the date hereof, the “Fund Management Agreement”);

WHEREAS, the Company and the Manager (collectively, the “Parties”) desire to amend the Fund Management Agreement as provided herein;

NOW, THEREFORE, the Parties hereby agree as follows:

1. Amendment to the Fund Management Agreement. Effective as of the date hereof, the Fund Management Agreement is hereby amended as follows:

A. Section 1. Section 1 of the Fund Management Agreement is hereby replaced in its entirety with the following:

“1. Employment of the Manager. The Company hereby employs the Manager to manage the investment and reinvestment of the assets of the Company’s various Series in the manner set forth in Section 2 (B) of this Agreement, subject to the direction of the Trustees and the officers of the company, for the period in the manner, and on the terms hereinafter set forth. The Manager hereby accepts such employment and agrees during such period to render the services and to assume the obligations herein set forth. The Manager shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized (whether herein or otherwise) have no authority to act for or represent the Company in any way or otherwise be deemed an agent of the Company.”

B. Section 2(A). Section 2(A) of the Fund Management Agreement is hereby replaced in its entirety with the following:

“A. [Reserved]”

C. Section 2(C). Section 2(C) of the Fund Management Agreement is hereby replaced in its entirety with the following:

“C. [Reserved]”

D. Appendix B. Appendix B to the Fund Management Agreement is hereby replaced in its entirety with the following:

“APPENDIX B

Annual rate of management fees, expressed as a percentage of the average net asset value of the series:

Name of Series	Annual Percentage Rate of Management Fee
AMG Managers Amundi Intermediate Government Fund (formerly, AMG Managers Intermediate Duration Government Fund)	0.48%
AMG Managers Amundi Short Duration Government Fund (formerly, AMG Managers Short Duration Government Fund)	0.40%
AMG GW&K Enhanced Core Bond Fund	0.45%
AMG Managers High Yield Fund	0.55%
AMG Chicago Equity Partners Balanced Fund	0.60%”

2. Defined Terms; Confirmation of Other Terms of the Fund Management Agreement. Any capitalized term used herein and not defined herein shall have the meaning assigned to it in the Fund Management Agreement. The Fund Management Agreement, as amended as provided herein, is hereby confirmed as being in full force and effect in accordance with its terms.

3. Counterparts. This Amendment may be executed in any number of counterparts, which together shall constitute one instrument.

4. Limitation of Liability. A copy of the Amended and Restated Declaration of Trust of the Trust is on file with the Secretary of The Commonwealth of Massachusetts and notice is hereby given that this instrument is executed on behalf of the Trust by an officer or trustee of the Trust in his or her capacity as an officer or trustee of the Trust and not individually and that the obligations of or arising out of this instrument are not binding on any of the trustees, officers or shareholders individually, but are binding only upon the assets or property of the Trust or the Fund.

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IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of October 1, 2016.

AMG FUNDS II

By:	/s/ Jeffrey T. Cerutti
Name: Jeffrey T. Cerutti
Title: President and Chief Executive Officer

AMG FUNDS LLC

By:	/s/ Keitha L. Kinne
Name: Keitha L. Kinne
Title: Chief Operating Officer